Exhibit 10.10

DIRECTOR COMPENSATION

 The following compensation arrangements have been established for the Board of Directors of the Company: All outside directors receive an annual retainer of $60,000. The chairpersons of the Strategic Advisory Committee, the Audit Committee, the Compensation Committee, the Risk Oversight Committee and the Nominating/Corporate Governance Committee, for these services, receive annual retainers of $70,000, $20,000, $20,000, $20,000 and $12,500, respectively. The individual filling the lead director role receives an annual retainer of $70,000. In addition, outside directors also receive a meeting fee of $1,500 for each Committee meeting attended and an annual grant of $120,000 of stock. No separate compensation is paid to directors who are employees of the Company.